Exhibit 99.3
MAJESCO
UP TO [•] SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF NON-TRANSFERABLE RIGHTS
TO SUBSCRIBE FOR SUCH SHARES
THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME,
ON [•], 2018, SUBJECT TO EXTENSION OR EARLIER TERMINATION.
[•], 2018
To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:
This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by MAJESCO (the “Company”) of shares of common stock, $0.002 par value per share (the “Common Stock”) of the Company, pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Common Stock on [•], 2018 (the “Record Date”). The Rights and Common Stock are described in the accompanying offering Prospectus covering the Rights and the shares of Common Stock issuable upon their exercise dated [•], 2018.
In the Rights Offering, the Company is offering an aggregate of  [•] shares of Common Stock, as described in the Prospectus.
The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [•], 2018 (the “Expiration Date”), subject to extension or earlier termination.
As described in the Prospectus, each beneficial owner of shares of Common Stock registered in the name of such beneficial owner or the name of a nominee is entitled to a Subscription Right for each share of the Common Stock that such Record Holder owned on the Record Date. Each Right allows the holder thereof to subscribe for one sixth of a share of Common Stock (the “Basic Subscription Privilege”) at the cash price of  $[•] per share (the “Subscription Price”). For example, if a Rights holder owned 60 shares of Common Stock as of the Record Date, they would receive 60 Rights to purchase 10 shares of Common Stock in the aggregate for the Subscription Price per share.
If a Rights holder purchases all of the shares of Common Stock available to them pursuant to their Basic Subscription Privilege, they may also exercise an oversubscription privilege (the “Oversubscription Privilege”) to purchase shares of Common Stock that are not purchased by holders through the exercise of their Basic Subscription Privileges at the Expiration Date (such shares, the “Unsubscribed Shares”). To the extent the number of the Unsubscribed Shares is not sufficient to satisfy all of the properly exercised Oversubscription Privilege requests, then the available shares will be prorated among those who properly exercised their Oversubscription Privilege based on the number of shares each rights holder subscribed for under the Basic Subscription Privilege.
Each Rights holder will be required to submit payment in full for all the shares they wish to buy with their Basic Subscription Privilege and their Oversubscription Privilege. Because the Company will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Rights holder wishes to maximize the number of shares they may purchase pursuant to the Rights holder’s Oversubscription Privilege, such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to the Rights holder, assuming that no holders other than such Rights holder purchases any shares of Common Stock pursuant to the Basic Subscription Privilege and Oversubscription Privilege. Any excess subscription payments received by Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will be returned, without interest or penalty, promptly after the termination of the Rights Offering.

The Company can provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full. The Company will not be able to satisfy a Rights holder’s exercise of the Oversubscription Privilege if the Rights Offering is subscribed in full, and the Company will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges, subject to the limitations set forth below:
•
To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Rights holder pursuant to the Oversubscription Privilege is less than the amount the holder of Rights actually paid in connection with the exercise of the Oversubscription Privilege, the Rights holder will be allocated only the number of Unsubscribed Shares available to it promptly after the Expiration Date, and the Rights holder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, promptly after the Expiration Date.

•
To the extent the amount the Rights holder actually paid in connection with the exercise of the Oversubscription Privilege is less than or equal to the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Rights holder pursuant to the Oversubscription Privilege, such Rights holder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Oversubscription Privilege.

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) registered in the Rights holder’s name or its nominee and will cease to have any value following the Expiration Date.
The Company is asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, custodian bank, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, the Company is asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.
All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.
Enclosed are copies of the following documents:
1.
The Prospectus;

2.
A letter to holders of the Rights as to the use of MAJESCO Rights Certificates;

3.
A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form), with an attached form of instruction;

4.
Nominee Holder Certification; and

5.
A return envelope addressed to Broadridge Corporate Issuer Solutions, Inc., the Subscription Agent.

Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date. A Rights holder cannot revoke, change or cancel the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire. Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the Information Agent. The Information Agent may be contacted by telephone (888-789-8409) or email (Shareholder@Broadridge.com). Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.
Very truly yours,

MAJESCO